File No. 70-8531

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                        AMENDMENT NO. 5 (POST-EFFECTIVE)

                                       TO

                              FORM U-1 APPLICATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                        --------------------------------

                      CENTRAL AND SOUTH WEST SERVICES, INC.
                          1616 Woodall Rodgers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75266

               (Name of company filing this statement and address
                         of principal executive office)
                        ---------------------------------

                       CENTRAL AND SOUTH WEST CORPORATION

                 (Name of top registered holding company parent)

                        ---------------------------------

                                 Wendy G. Hargus
                                    Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                                 P.O. Box 660164
                            Dallas, Texas 75266-0164

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

                   (Names and addresses of agents for service)


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                  Central and South West Services, Inc. (the "Company"), a Texas
corporation and a wholly-owned service company subsidiary of Central and South West Corporation, a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended, hereby files this Amendment No. 5 (this "Amendment") to the Form U-1 Application in File No. 70-8531 (the "Application") for the purpose of amending the Application to more accurately define engineering and construction activities provided by the Company to nonaffiliated entities and to request that the Company be permitted to offer environmental licensing, testing, compliance and remediation as well as equipment maintenance for types of equipment used in the Company's core utility business to nonaffiliated entities. In all other respects, the Application as previously filed and amended will remain the same. Item 1. Description of Proposed Transaction.
                  By order dated April 26, 1995 (HCAR No. 26280) (the "Order"), the Commission authorized the Company to use excess resources in its engineering and construction department, which resources may not be needed to provide services to affiliates within the CSW system at any given time, to provide power plant control system procurement, integration and programming services, and power plant engineering and construction services to non-affiliate utilities through December 31, 1997.
         By order dated December 11, 1997 (HCAR No. 26794) (the "Extension"), the Commission extended the term of the authority previously granted by the Commission through December 31, 2002.
                  The Company respectfully requests that the Commission now amend the authority granted in the Order, as amended by the Extension, to more clearly identify the excess engineering and construction services and related environmental and equipment maintenance services to be provided to nonaffiliated entities, as specified in Revised Exhibit 1 to this Amendment (the "Services").
                  The Services encompass technical, operational and management services and expertise which are essential to the core utility business of the CSW system, including but not limited to, assistance with environmental licensing, testing, compliance and remediation, development of energy efficiency technologies and configuration of projects in the areas of small cogeneration, steam production and renewable resources as well as equipment maintenance. These
Services  have  been   developed  by  CSW's  highly  skilled   engineering   and
construction staff to respond in cost-effective and creative ways to the needs and concerns of CSW electric utility subsidiaries and other CSW affiliates such as CSW Energy, Inc. The Company proposes to offer its Services to non-affiliate entities, so that they, and in turn, their consumers, may also benefit from the
efficiencies  and  savings  gained  from  CSW's   engineering  and  construction
expertise and knowledge.
Item 2.  Fees, Commissions and Expenses.
                  An estimate of the fees and expenses to be paid or incurred by the Company in connection with the proposed transactions is set forth below:
         Counsel fees:

                  Milbank, Tweed, Hadley & McCloy
                  New York, New York...................$5,000

         Miscellaneous and incidental
                  expenses including travel,
                  telephone and postage...................500
                                                      -------
                  TOTAL                                $5,500

                                                      ========

Item 3.  Applicable Statutory Provisions.
                  Sections 9(a), 10 and 11 of the Act and Rule 54 thereunder are or may be applicable to the transactions proposed herein. To the extent that any other sections of the Act may be applicable to the proposed transactions, the Company hereby requests appropriate authority thereunder.
                  Section 9(a) of the Act makes  unlawful the  acquisition  by a subsidiary of a registered holding company of "any . . . interest in any business" without the prior approval of the Commission under Section 10 of the Act. Under Section 10(c)(1), the Commission may not approve the acquisition of any interest in any business if the proposed acquisition is "detrimental to the carrying out of the provisions of Section 11" of the Act. Under Section 11(b)(1), the Commission must limit the operations of a public utility holding company and its subsidiaries to a single integrated public utility system, and to such other businesses as are reasonably incidental, or economically necessary or appropriate, to the operations of such integrated public utility system. The Commission may permit as reasonably incidental, or economically necessary or appropriate, to the operations of an integrated public utility system the retention of an interest in any business (other than the business of a public utility company as such) which the Commission shall find necessary or appropriate in the public interest or for the protection of investors or consumers and not detrimental to the proper functioning of such system.
                  The  Commission  has  previously  determined  that many of the
Services provided to nonaffiliated entities meet the criteria specified in the Act. In large part, the proposed Revised Exhibit of Services constitute energy and technological, operational and management expertise developed in the course of utility operations and other energy-related areas to maintain and improve the CSW system and its service to utility customers. Making such Services available to nonaffiliated entities will allow them to provide better service to consumers and produce benefits for investors.
                  In addition,  no proceeds from the proposed  transactions will be used by CSW or any subsidiary thereof for the direct or indirect acquisition of an interest in an exempt wholesale generator, as defined in Section 32 of the Act, or a foreign utility company, as defined in Section 33 of the Act. Rule 54 promulgated under the Act states that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or a FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company system if Rules 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions set forth in Rule 53(a) are, and, assuming the consummation of the transactions proposed herein, will be, satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
                  CSW's  "aggregate  investment" (as defined under Rule 53(a) of the Act) in EWGs and FUCOs as of December 31, 1997 was approximately $920 million, or about 48% of $1,934 million, CSW's average consolidated retained earnings for the four quarterly periods ended September 30, 1997. CSW thus satisfies Rule 53(a)(1). CSW will maintain and make available the books and records required by Rule 53(a)(2). No more than 2% of the employees of CSW's operating subsidiaries will, at any one time, directly or indirectly, render services to an EWG or FUCO in which CSW directly or indirectly owns an interest, satisfying Rule 53(a)(3). Lastly, CSW will submit a copy of Item 9 and Exhibits G and H of CSW's Form U5S to each of the public service commissions having jurisdiction over the retail rates of CSW's operating utility subsidiaries, thereby satisfying Rule 53(a)(4).
Item 4.  Regulatory Approval.
                  No  state  regulatory  authority  and  no  federal  regulatory authority, other than the Commission under the Act, has jurisdiction over the proposed transaction.
Item 5.  Procedure.
                  The Company respectfully requests that the Commission issue no later than January 23, 1998 the requisite notice under Rule 23 with respect to the filing of this Amendment, such notice to specify a date not later than February 17, 1998, as the date after which an order granting and permitting this Amendment to become effective may be entered by the Commission and the Commission enter not later than February 18, 1998, an appropriate order granting and permitting this Amendment to become effective.
                  No  recommended  decision  by a hearing  officer  or any other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no thirty-day waiting period between the issuance and the effective date of any order issued by the Commission in this matter, and it is respectfully requested that any such order be made effective immediately upon the entry thereof.
Item 6.  Exhibits and Financial Statements.
         Revised
         Exhibit 1 -       CSW Summary of Services.

         Revised
         Exhibit 3 -       Preliminary Opinion of Milbank, Tweed,
                           Hadley & McCloy, counsel to the Company.

         Revised
         Exhibit 4 -       Financial Statements per books and pro forma
                           as of September 30, 1997 of the Company.

         Revised
         Exhibit 5 -       Proposed Notice of Proceeding.


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                                S I G N A T U R E
                  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.
                  Dated:  January 14, 1998

                             CENTRAL AND SOUTH WEST SERVICES, INC.


                             By: /s/ WENDY G. HARGUS
                                     Wendy G. Hargus
                                     Treasurer

                                INDEX OF EXHIBITS


EXHIBIT                                                      TRANSMISSION
NUMBER            REVISED EXHIBITS                               METHOD
-------           ----------------                            ------------
  1               CSW Summary of Services.                     Electronic

  3               Preliminary Opinion of Milbank, Tweed,       Electronic
                  Hadley & McCloy, counsel to the Company.

  4               Proposed Notice of Proceeding.               Electronic

  5               Financial Statements per books and pro       Electronic
                  forma as of September 30, 1997
                  of the Company.